EXHIBIT 12

RATIOS OF EARNINGS TO FIXED CHARGES

AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth certain information regarding our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividend. Fixed charges represent interest expense, a portion of rent expense representative of interest, trust-preferred securities related expense and amortization of debt issuance costs.

	Year ended December 31,
(In thousands, except ratio amounts)	2007	2006	2005	2004	2003
Fixed Charges:
Interest expense excluding deposits	$346,022	303,689	195,169	143,447	116,606
Portion of rents representative of an interest factor	17,994	17,182	13,871	13,528	12,825

Fixed charges excluding interest on deposits	364,016	320,871	209,040	156,975	129,431
Interest on deposits	977,352	749,708	353,737	187,195	187,288

Fixed charges including interest on deposits	$1,341,368	1,070,579	562,777	344,170	316,719

Fixed Charges and Preferred Stock Dividend:
Interest expense excluding deposits	$346,022	303,689	195,169	143,447	116,606
Portion of rents representative of an interest factor	17,994	17,182	13,871	13,528	12,825
Preferred stock dividend requirement	21,157	5,927	–	–	–

Fixed charges and preferred stock dividends excluding interest on deposits	385,173	326,798	209,040	156,975	129,431
Interest on deposits	977,352	749,708	353,737	187,195	187,288

Fixed charges and preferred stock dividends including interest on deposits	$1,362,525	1,076,506	562,777	344,170	316,719

Earnings:
Income from continuing operations before income taxes	$737,498	912,924	741,887	624,391	546,159
Equity in undistributed earnings of unconsolidated subsidiaries	(11,731)	(5,800)	(7,161)	(6,943)	(8,748)
Fixed charges excluding interest on deposits	364,016	320,871	209,040	156,975	129,431

Earnings excluding interest on deposits	1,089,783	1,227,995	943,766	774,423	666,842
Interest on deposits	977,352	749,708	353,737	187,195	187,288

Earnings including interest on deposits	$2,067,135	1,977,703	1,297,503	961,618	854,130

Ratio of earnings to fixed charges:
Excluding interest on deposits	2.99	3.83	4.51	4.93	5.15
Including interest on deposits	1.54	1.85	2.31	2.79	2.70

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	2.83	3.76	4.51	4.93	5.15
Including interest on deposits	1.52	1.84	2.31	2.79	2.70